As filed with the Securities and Exchange Commission on February 24, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ermenegildo Zegna N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Viale Roma 99/100

13835 Valdilana loc. Trivero

Italy

Tel.: +39 01575911

(Address of Principal Executive Offices)

Ermenegildo Zegna N.V. 2021 Equity Incentive Plan

(Full Title of the Plan)

Vincenzo Roberto

Ermenegildo Zegna Corporation

7th Floor, 10 East 53rd Street,

New York, NY, 10022

Tel.: 212-246-2244

(Name and Address of Agent for Service)

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel.: +1 212-558-4000	Delphine Gieux Ermenegildo Zegna N.V. Via Savona 56 20144 Milan Italy Tel.: +39 0242209100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Ermenegildo Zegna N.V. (“Zegna” or the “Registrant”) will provide participants of the Ermenegildo Zegna N.V. 2021 Equity Incentive Plan (the “Plan”), upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Ermenegildo Zegna N.V., Via Savona 56, 20144 Milan, Italy, Attention: Group General Counsel, telephone number +39 0242209100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates herein by reference the following documents filed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules) by the Registrant with the Commission:

(a)

The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on January 28, 2022, relating to the Registration Statement on Form F-1 (File No. 333-262242), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed, and the Registrant’s prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act on February 1, 2022;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(c)

The description of the ordinary shares, nominal value €0.02 per share, of the Registrant included or incorporated by reference under Item 1 of Zegna’s Registration Statement on Form 8-A, as filed by Zegna with the Commission on December 17, 2021 (No. 001-41180).

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Dutch public limited liability company (naamloze vennootschap).

The articles of association of Zegna (the “Zegna Articles of Association”) provide for certain indemnification rights for the Registrant’s (former) directors and other executive officers (each an “indemnified officer”), and the Registrant may enter into indemnification agreements with each of its indemnified officers providing for procedures for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at the Registrant’s request, service to other entities, as indemnified officers to the maximum extent permitted by Dutch law or any other applicable laws.

Pursuant to the Zegna Articles of Association, the Registrant shall indemnify any and all of the members (non-executive and executive) of Zegna’s board of directors, officers, former directors of Zegna, former officers and any person who may have served at its request as a director or officer of a subsidiary of Zegna, who were or are made a party or are threatened to be made a party or are involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding against any and all liabilities, damages, documented expenses (including attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Notwithstanding the above, no indemnification will be made (i) in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons will be adjudged in a final and non-appealable decision to be liable for gross negligence or willful misconduct in the performance of such person’s duty to Zegna or (ii) to the extent that the costs or the capital losses of the above-mentioned indemnified persons are paid by another party or covered by an insurance policy and the insurer has paid out these costs or capital losses. This indemnification by Zegna will not be exclusive of any other rights to which those indemnified may be entitled otherwise. The Registrant may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The description of indemnity herein is merely a summary of the provisions in the Zegna Articles of Association described above, and such description shall not limit or alter the mentioned provisions in the Zegna Articles of Association or other indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibits Index.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	English translation of the Form of Articles of Association of Ermenegildo Zegna N.V. (incorporated by reference to Exhibit 3.3 to Amendment No. 3 to the Registration Statement on Form F-4, filed with the Commission on November 23, 2021, File No. 333-259139)

4.2	Deed of Conversion of Ermenegildo Zegna N.V. (incorporated by reference to Exhibit 1.2 to the Report on Form 20-F, filed with the Commission on December 23, 2021, File No. 001-41180)

4.3	Ermenegildo Zegna N.V. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 4.16 to the Report on Form 20-F, filed with the Commission on December 23, 2021, File No. 001-41180)

5.1	Opinion of De Brauw Blackstone Westbroek N.V. (filed herewith)

23.1	Consent of Deloitte & Touche S.p.A. (filed herewith)

23.2	Consent of WithumSmith+Brown, PC (filed herewith)

23.3	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1)

24.1	Power of Attorney of Certain Directors and Officers of Zegna (included on the signature page of this Registration Statement)

24.2	Power of Attorney of Authorized Representative in the United States (included on the signature page of this Registration Statement)

107	Filing fee table (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milan, Italy on this 24 day of February, 2022.

ERMENEGILDO ZEGNA N.V.

By:	/s/ Ermenegildo Zegna di Monte Rubello
Name:	Ermenegildo Zegna di Monte Rubello
Title:	Chairperson and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each of Ermenegildo Zegna di Monte Rubello and Gianluca Ambrogio Tagliabue (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the Commission in connection with the registration under the Securities Act of the securities and any blue sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the blue sky laws or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an attorney-in-fact or in any other capacity with respect to this Registration Statement and any registration statement in respect of the securities that is to be effective upon filing pursuant to Rule 462(b) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any blue sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 24, 2022:

Signature	Title

/s/ Ermenegildo Zegna di Monte Rubello
Ermenegildo Zegna di Monte Rubello	Chairperson, Principal Executive Officer and Director

/s/ Gianluca Ambrogio Tagliabue
Gianluca Ambrogio Tagliabue	Principal Financial Officer

/s/ Gian Franco Santhià
Gian Franco Santhià	Principal Accounting Officer

/s/ Andrea C. Bonomi
Andrea C. Bonomi	Director

/s/ Angelica Cheung
Angelica Cheung	Director

/s/ Domenico De Sole
Domenico De Sole	Director

/s/ Sergio P. Ermotti
Sergio P. Ermotti	Director

Ronald B. Johnson	Director

/s/ Valerie A. Mars
Valerie A. Mars	Director

/s/ Michele Norsa
Michele Norsa	Director

Henry Peter	Director

/s/ Anna Zegna di Monte Rubello
Anna Zegna di Monte Rubello	Director

Paolo Zegna di Monte Rubello	Director

/s/ Vincenzo Roberto
Vincenzo Roberto	Authorized Representative in the United States